MAPLES and CALDER
                               CAYMAN EUROPE ASIA


Scottish Re Group Limited
P.O. Box HM2939
Crown House, Third Floor
4 Par-la-Ville Road
Hamilton HM08
Bermuda
                                                             23rd February, 2004

Dear Sirs

SCOTTISH RE GROUP LIMITED

We have acted as counsel as to Cayman Islands law to Scottish Re Group Limited (the "Company") in connection with the proposed filing by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") of a registration statement on Form S-3 to which this opinion letter is an exhibit (the "Registration Statement") relating to (i) unsecured senior debt securities of the Company (the "Senior Debt Securities"); (ii) unsecured subordinated debt securities of the Company (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"); (iii) preferred shares of the Company, par value $0.01 per share (the "Preferred Shares"), which may be represented by depositary shares (the "Depositary Shares") evidenced by depositary receipts (the "Receipts"); (iv) ordinary shares of the Company, par value $0.01 per share (the "Ordinary Shares"); (v) contracts for the purchase and sale of Ordinary Shares (the "Share Purchase Contracts"); (vi) share purchase units, consisting of a Share Purchase Contract and Debt Securities, preferred securities or debt obligations of third parties, including U.S. Treasury Securities (the "Share Purchase Units"); and (vii) guarantees (the "Guarantees") of Preferred Securities, as described below. The Registration Statement also relates to the preferred securities of Scottish Holdings Statutory Trust II and Scottish Holdings Statutory Trust III, each a statutory trust formed under the laws of the State of Delaware (each a "Trust" and, collectively, the "Trusts") (the "Preferred Securities" and, together with the Debt Securities, the Preferred Shares, the Depositary Shares, the Receipts, the Ordinary Shares, the Share Purchase Contracts, the Share Purchase Units and the Guarantees, the "Offered Securities"). The Offered Securities will be issued from time to time pursuant to the provisions of Rule 415 under the Securities Act. The prospectus included in the Registration Statement relates to an aggregate of up to US$750,000,000 of Offered Securities.




           Maples and Calder Europe 7 Princes Street, London EC2R 8AQ
Tel: 44 (207) 7466 1600 Fax: 44 (207) 466 1700 Email: ukinfo@maplesandcalder.com
  Maples and Calder Asia 1504 One International Finance Centre,
 1 Harbour View Street, Hong Kong Tel: (852) 2522 9333 Fax: (852) 2537 2955
                       Email: hkinfo@maplesandcalder.com
                             www.maplesandcalder.com


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1      DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1 the Certificate of Incorporation and Memorandum of Association and Articles of Association of the Company as registered or adopted on 12 November, 1998 as amended by special resolution passed on 14 December, 2001 and 2 May, 2002 (collectively, the "Constitutional Documents");

1.2 the minutes of a meeting of the Board of Directors of the Company dated 23 February, 2004, the written resolutions dated 10 April, 2003 of the Board of Directors of the Company and the corporate records of the Company maintained at its registered office in the Cayman Islands in relation to the Offered Securities;

1.3    the Registration Statement on Form S-3;

1.4 a draft form of Senior Indenture between the Company as Issuer and The Bank of New York as Trustee (the "Senior Indenture");

1.5 a draft form of Subordinated Indenture between the Company as Issuer and The Bank of New York as Trustee (the "Subordinated Indenture");

1.6 a draft form of Junior Subordinated Indenture between the Company as Issuer and The Bank of New York as Trustee (the "Junior Subordinated Indenture");

1.7 the Declaration of Trust, dated as of 11 April, 2003 between the Company as Sponsor and The Bank of New York (Delaware) and Paul Goldean as Trustees in respect of Scottish Holdings Statutory Trust II;

1.8 the Declaration of Trust, dated as of 11 April, 2003 between the Company as Sponsor and The Bank of New York (Delaware) and Paul Goldean as Trustees in respect of Scottish Holdings Statutory Trust III;

1.9 the Certificate of Trust for Scottish Holdings Statutory Trust II, dated as of 11 April, 2003 between the Company and The Bank of New York (Delaware) and Paul Goldean as Trustees;

1.10 the Certificate of Trust for Scottish Holdings Statutory Trust III, dated as of 11 April, 2003 between the Company and The Bank of New York (Delaware) and Paul Goldean as Trustees;

1.11 a draft form of Deposit Agreement between the Company and The Bank of New York as Depositary (the "Deposit Agreement");

1.12 a draft form of Preferred Securities Guarantee Agreement between the Company as Guarantor and The Bank of New York (Delaware) as Preferred Guarantee Trustee;


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1.13   a draft form of Amended and Restated Declaration of Trust for Scottish
       Holdings Statutory Trust II between the Company as Sponsor, The Bank of New York (Delaware) as Delaware Trustee and Property Trustee and the Regular Trustees named therein;

1.14 a draft form of Amended and Restated Declaration of Trust for Scottish Holdings Statutory Trust III between the Company as Sponsor, The Bank of New York (Delaware) as Delaware Trustee and Property Trustee and the Regular Trustees named therein;

1.15 a draft form of Purchase Contract Agreement between the Company and a purchase contract agent to be determined (the "Purchase Contract Agreement");

1.16 a draft form of Pledge Agreement between the Company, a collateral agent, custodial agent and securities intermediary to be determined and a purchase contract agent to be determined;

1.17 a Certificate of Good Standing issued by the Registrar of Companies (the "Certificate of Good Standing"); and

1.18 a certificate from a Director of the Company the form of which is annexed hereto (the "Director's Certificate").

The documents listed in items 1.4 through 1.16 above are herein sometimes collectively referred to as the "Operative Documents" (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). The documents listed in items 1.3 to 1.10 are collectively referred to as the "Initial Documents".

2      ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1 where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.2 the Operative Documents have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties (other than the Company as a matter of Cayman Islands law) in accordance with all relevant laws (other than the laws of the Cayman Islands);

2.3 the Operative Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under New York or Delaware law and all other relevant laws (other than the laws of the Cayman Islands);

2.4 the choice of New York or Delaware law as the governing law of the Operative Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of New York as a matter of New York law or Delaware as a matter of Delaware law respectively and all other relevant laws (other than the laws of the Cayman Islands);

2.5 copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.6    all signatures, initials and seals are genuine;

2.7 the power, authority and legal right of all parties under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the documents mentioned in the Registration Statement;

2.8 the due execution of the Operative Documents, and of any instruments evidencing any of the Offered Securities to the extent required by applicable law, by each of the parties thereto and the delivery thereof by each of the parties thereto;

2.9 the Company will issue the Offered Securities and execute and deliver the Operative Documents in furtherance of its objects as set forth in its Memorandum of Association;

2.10 the approval of the issue by the Company of any Offered Securities will be made at a duly convened and quorate meeting of the Board of Directors of the Company and, if required, at a duly convened and quorate meeting of the members of the Company in a manner complying with the Constitutional Documents;

2.11 no exceptional circumstances exist which give rise to the lifting of the corporate veil;

2.12 the Company will receive money or money's worth for each Ordinary Share and for each Preferred Share when issued of not less than the par values thereof;

2.13 the Company will have sufficient authorised capital to effect the issue of each Ordinary Share and each Preferred Share when issued;

2.14 no invitation to subscribe for the Offered Securities has been made to the public of the Cayman Islands; and

2.15 there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York or Delaware or the federal laws of the United States of America.

3      OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1 when the Registration Statement filed by the Company to effect the registration of the Ordinary Shares and Preferred Shares under the Act has been declared effective by the SEC and the Ordinary Shares and Preferred Shares are issued and delivered in accordance with (i) the Memorandum of Association and Articles of Association of the Company,
       (ii) a further resolution of the board of directors authorising such issue and, in the case of the Preferred Shares, specifying the rights attaching to the Preferred Shares in accordance with the Memorandum of Association and Articles of Association and Cayman Islands law and (iii) any related subscription agreement, the Deposit Agreement or the Purchase Contract Agreement, as the case may be, against payment of the consideration therefor as provided therein and having a value not less than par value, the Ordinary Shares and Preferred Shares will be duly authorised, validly issued, fully paid and non-assessable; and

3.2 the Debt Securities and the Guarantees, when issued as described in accordance with the terms of the Operative Documents, will constitute the valid and binding obligations of the Company in accordance with the terms thereof.

4      QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1 The term "enforceable" as used above means that the obligations assumed by the Company under the Operative Documents are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

       4.1.1 enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

       4.1.2 enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

       4.1.3 some claims may become barred under the statutes of limitation or may be or become subject to defenses of set-off, counterclaim, estoppel and similar defenses;

       4.1.4 where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;


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       4.1.5   the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

       4.1.6 obligations to make payments that may be regarded as penalties will not be enforceable; and

       4.1.7 a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Operative Documents whereby the Company covenants not to exercise powers specifically given to its shareholders by the Companies Law (2003 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company.

4.2 Cayman Islands stamp duty may be payable if the Operative Documents are executed in, or after execution brought to, the Cayman Islands.

4.3 To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.4 The Company must make an entry in its Register of Mortgages and Charges in respect of all mortgages and charges created under the Operative Documents in order to comply with Section 54 of the Companies Law (2003 Revision) of the Cayman Islands; failure by the Company to comply with this requirement does not operate to invalidate any mortgage or charge though it may be in the interests of the secured parties that the Company should comply with the statutory requirements.

4.5 The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

4.6 A certificate, determination, calculation or designation of any party to the Operative Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.7 In principle a Cayman Islands court will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.


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4.8    We reserve our opinion as to the extent to which a Cayman Islands court would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.9 Any provision in the Operative Documents purporting to impose obligations on or grant rights to a person who is not a party to the relevant agreement (a "third party") is unenforceable by or against that third party.

4.10 Under Cayman Islands law an agreement is effective from the date on which it is executed and delivered by all the parties to it, notwithstanding any prior "as of" date on its face.

4.11 We make no comment with regard to the references to foreign statutes in the Operative Documents.

We express no view as to the commercial terms of the Operative Documents or the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to the representations which may be made by the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the headings "Legal Matters" and "Enforcement of Civil Liabilities under United States Federal Securities Laws".

This opinion is given as of the date shown and may not be relied upon as of any later date. This opinion may be relied upon by the addressees only. It may not be relied upon by any other person except with our prior written consent.

Yours faithfully,

/s/ Maples and Calder

MAPLES and CALDER